EXHIBIT 99.1

PRESS RELEASE - OCTOBER 10, 2003

Interpool Accepts Resignation of President Following
Audit Committee-Directed Inquiry by Special Counsel

Preliminary Findings Will Not Require Further Changes in Management,
Former CFO Resigns from Board

          PRINCETON, NJ, October 10, 2003 - Interpool, Inc. (NYSE: IPX) today announced that after a preliminary report by an independent outside law firm appointed by the Audit Committee of the Board of Directors to investigate accounting issues, the Board has accepted the resignation of Raoul Witteveen as President and Chief Operating Officer and a member of the Board, effective immediately.

          In a matter unrelated to Witteveen's resignation, the Board has accepted the resignation of Mitchell Gordon, the company's former Chief Financial Officer, as a member of the Board.

          As previously reported, in July the Board's Audit Committee engaged Morrison & Foerster LLP as special counsel to conduct an inquiry into circumstances surrounding the accounting issues that required restatement of Interpool's financial statements for 2000 and 2001 and delayed the filing of the company's Annual Report and Form 10-K for 2002.

          "The Audit Committee's investigation by Morrison & Foerster identified certain problems, and we are taking appropriate actions to correct them," said Martin Tuchman, Chairman and Chief Executive Officer, who will assume the duties of Chief Operating Officer and President.

          Tuchman also announced two senior-level appointments that will be responsible for overseeing Interpool's business units. Richard Gross, who has been serving as acting CFO, will become Chief Operating Officer of Interpool Limited, the company's international container business, once a new CFO is named. Herbert Mertz, as Chief Operating Officer of Trac Lease, Inc., will assume full responsibilities for the company's domestic chassis operations. As previously reported, the company has retained Heidrick & Struggles, an executive search firm, to conduct a global search for a new CFO.

          "The fundamentals of our company are sound and very strong. Revenues and cash flows are growing and our financial condition is solid," Tuchman said. "These resignations are necessary to clear the air of uncertainty about our accounting errors and the credibility of our financial statements. We have done what is necessary in light of the independent investigation."

          The Board of Directors, in accepting the resignations, said that there would be no further changes in management personnel as a result of the investigation. The Board also expressed its full confidence in Tuchman and the rest of management and their ability to lead the company successfully.

          During its investigation, Morrison & Foerster found that in September 2001 Witteveen authorized transactions that would have improperly increased earnings for the quarter. The report found that Interpool's senior accounting and financial officers did not allow any gain to be recognized on the transactions, and therefore, the company's financial statements did not contain any misstatement as a result of these transactions.

          The company said that, in addition to its own internal inquiry, the Securities and Exchange Commission has opened an informal investigation in response to the previously announced restatement of Interpool's financial statements and has requested a copy of the Morrison & Foerster report. Tuchman said the company is cooperating fully with the SEC's informal investigation.

          Interpool still expects that the changes to its reported 2001 financial information resulting from its financial restatement will amount only to a 1-2% change in its originally reported stockholders' equity as of December 31, 2001. Interpool's auditors, KPMG, have not yet completed their audits of the Company's 2000, 2001 and 2002 financial statements or its review of the Company's 2003 interim quarterly results, and will not finalize their audits or reviews until after they are able to review the final written report by Morrison & Foerster later this month. Therefore, Interpool cannot predict when the audits of the Company's 2000, 2001 and 2002 financial statements will be completed and the 2002 Form 10-K filed with the SEC. While Interpool remains optimistic that the audits will be completed in time to file the Form 10-K by October 31, 2003, the audits may not be completed by that date.

          The company plans to release financial information for 2000, 2001 and 2002 and the first quarter of 2003 later this month. If the 10-K cannot be filed by October 31, Interpool will seek waivers from its financial institutions to allow the 10-K to be filed at a later date. In addition, even if the 10-K is filed by October 31, Interpool will be requesting waivers to allow for late filing of its Form 10-Qs for 2003.

          Interpool said as a result of the delay, the New York Stock Exchange could take action against the company if substantial progress is not made towards releasing its financial statements.

          As part of the company strategic planning, Interpool also has engaged Goldman Sachs to advise the company on long-term debt financings and other matters.

          Interpool said it has substantially improved its internal procedures and controls over the last year, including the hiring of additional personnel, the implementation of an internal audit function and improving its communications between the company's sales and operations functions and its internal accounting department.

          Interpool management will hold a conference call for investors at 1:30 p.m. on Friday, October 10, to discuss this announcement. To listen to the call dial 1-877-407-9210 five minutes prior to the time of the conference. Callers from outside North America please call 1-201-689-8049 and hold for a live operator. Identify yourself and your company and inform the operator that you are participating in the Interpool Conference Call.

          If you are unable to access the Conference Call at 1:00 p.m., please call 1-877-660-6853 to access the taped digital replay. To access the replay, please call and enter the Account #1628 and Conference ID #79854. Callers from outside North America please call 1-201-612-7415 and enter the same account number and conference ID number. This replay will first be available at 3:00 p.m. on October 10th. The digital replay will be available until Friday, October 24th at 11:59 p.m. Eastern Standard Time.

          To listen to the live call via the Internet, please go to the web site, www.interpool.com, at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available two hours after the call is completed and will remain available for thirty days.

          Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

          This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

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